EXHIBIT 10.21

Employment Agreements

On February 16, 2017, the Company and Mr. Beatty entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) which provides that he will serve as our CEO and President, and entitles him to receive an annual base salary of $414,000 subject to periodic review and adjustment. In addition, Mr. Beatty is entitled to: (i) participate in our bonus plans; (ii) receive employee benefits of the type offered by the Company and its affiliates to similarly-situated officers, including vacation, sick leave and disability leave; (iii) receive fringe benefits of the type customarily made available by the Company to its officers; and (iv) be reimbursed for employment-related expenses.

The Employment Agreement has a twelve-month term, which will automatically renew for successive twelve-month terms unless a party notifies the other party at least 60 days prior to the end of the then-current term of its or his decision not to renew the Employment Agreement. At least 120 days prior to the commencement of a new term, the Board or a committee thereof will conduct a comprehensive performance evaluation and review of Mr. Beatty to determine whether to give notice of non-renewal. The term of Mr. Beatty’s employment under his Employment Agreement may be terminated at any time and for any reason by either the Company or Mr. Beatty (upon 30 days’ prior written notice), and it will automatically terminate upon Mr. Beatty’s death.

Generally, the Company’s obligations to Mr. Beatty under his Employment Agreement will be suspended if any regulatory agency with jurisdiction over the Company temporarily prohibits the officer’s continued employment. If such regulator’s charges are later dismissed, then the Company must reinstate the officer and pay him all compensation that was withheld during the suspension.

Upon the termination of his employment, Mr. Beatty is entitled to receive all unpaid base salary that has accrued through the date of termination, all bonus awards (prorated through the last day of the month in which termination occurs) that he would have received had he remained employed when bonuses are next declared or paid, and reimbursement of all unreimbursed expenses, all of which must be paid no later than the last day of the calendar quarter of the quarter in which the termination occurs. In addition, all unexercised or unvested equity awards, or portions thereof, held by the officer as of the date of termination shall vest or terminate and be exercisable in accordance with their terms.

If Mr. Beatty’s employment is terminated without “Cause” prior to the expiration of the term of his Employment Agreement, then, except in the case of termination following a “Change in Control” of the Company, he will additionally be entitled to receive severance (“Severance”) in the form of continued base salary (at the then-current level) for a period of 24 months following the date of termination (the “Severance Period”). The Employment Agreement provides that the first Severance payment will be made on the first regular payroll date that occurs on or after the 60 th day following the termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60 th day.

In lieu of Severance, the Employment Agreement provides for the payment of a Change in Control benefit (the “CiC Benefit”) should the Company terminate Mr. Beatty’s employment without Cause within 12 months of a Change in Control of the Company. In this case, Mr. Beatty will be entitled to receive an amount equal to the difference between (i) the product of 2.99 times the officer’s “base amount” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the sum of any other parachute payments as defined under Section 280G(b)(2) of the Code that the officer receives on account of the Change in Control, provided that in no event shall the aggregate amounts payable under the Employment Agreement exceed 2.99 times Mr. Beatty’s “base amount.” The CiC Benefit will be paid in one lump sum on the 60 th day following termination of employment, provided that Mr. Beatty has executed and delivered a release of claims and the statutory period during which he may revoke that release has expired on or before that 60 th day.

Notwithstanding the payment terms discussed above, any payment obligation that arises on account of a termination of employment while Mr. Beatty is a “specified employee” as defined under Section 409A of the Code will be subject to a post-termination waiting period to the extent that the payment constitutes “deferred compensation” under applicable Treasury regulations. Mr. Beatty’s Employment Agreement provides that such amounts will be paid, with interest, in a lump sum, within 15 days after the six-month period that follows his termination date. If Mr. Beatty dies during the waiting period, then payment will be made in a lump sum within 15 days after the appointment of a personal representative or executor of his estate.

If Mr. Beatty is indebted to the Company at the time his employment is terminated, then, subject to certain restrictions, the Employment Agreement allows the Company to apply any post-termination amounts due to Mr. Beatty toward repayment of such debt.

The Employment Agreement defines the term “Cause” as: (i) the officer’s “Disability” (as defined in the Employment Agreement); (ii) an action or failure to act by the officer constituting fraud, misappropriation or damage to the property or business of the Company; (iii) conduct by officer that amounts to fraud, personal dishonesty or breach of fiduciary duty; (iv) officer’s conviction (from which no appeal may be, or is, timely taken) of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (v) the officer’s breach of any of his obligations hereunder; (vi) the unauthorized use, misappropriation or disclosure by the officer of any confidential information of the Company or of any confidential information of any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with the Company; (vii) the willful violation of any final cease and desist or consent order; (viii) a knowing violation by officer of federal and state banking laws or regulations which is likely to have a material adverse effect on the Company, as determined by the Board; (ix) the determination by the Board, in the exercise of its reasonable judgment and in good faith, that officer’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; (x) officer’s material breach of any of the Company’s written policies; or (xi) the issuance of any order by the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, or any other supervisory agency with jurisdiction over the Company permanently prohibiting the continued service of the officer with the Company. No act or failure to act on the part of the officer shall be considered “willful” unless it is done, or omitted to be done, by the officer in bad faith or without reasonable belief that the officer’s action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the officer in good faith and in the best interest of the Company.

The term “Change in Control” is defined as the occurrence of any of the following events: (i) a person, or group of persons acting together, acquires ownership of securities of the Company that, together with such person’s or group’s other securities, constitutes more than 50% of the total fair market value or total voting power of the Company’s securities; (ii) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) ownership of securities of the Company possessing 35% or more of the total voting power of the Company’s securities, (iii) a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or (iv) any person, or group of persons acting together, acquires (or has acquired during the preceding 12-month period) assets from the Company that have a total gross fair market value equal of at least 40% of the total gross fair market value of all of the Company’s assets.

The Employment Agreement contains non-competition and non-solicitation provisions. Specifically, during the term of Mr. Beatty’s employment and thereafter until the longer of (i) his Severance Period and (ii) the date that is 12 months after the date of the Employment Agreement, but in no case longer than 24 months following the termination of employment, Mr. Beatty may not, directly or indirectly, (a) compete with the Company or any of its affiliates in any county of any jurisdiction in which the Company or any of its affiliates maintains a branch or other office, or in any county of any jurisdiction that is contiguous to any such county, (b) solicit any existing Business Relation (as defined in the Employment Agreement) of the Company or any of its affiliates, wherever located, to purchase, sell or otherwise provide competing products and services, (c) accept employment with or act as an independent contractor to any such Business Relation if the employment or service will require the officer to render services that are similar to those provided by the Company or any of its affiliates, (d) employ, engage, or solicit for employment or engagement any person who was an employee or independent contractor of the Company or any of its affiliates during the 24 months preceding Mr. Beatty’s termination of employment, (e) employ, engage or solicit for employment any employee of the Company, whether or not such employee is a full time employee or a temporary employee of the Company and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, or (f) encourage any person to reduce such person’s business, employment or service with the Company or any affiliate. In addition to the foregoing, the Employment Agreement contains other customary business protection provisions, including an agreement to maintain the confidentiality of the Company’s business information, an agreement to return Company property following termination, and a 12-month non-disparagement agreement.

Except for disputes relating to the enforcement of the non-competition, non-solicitation and other business protection provisions of the Employment Agreement, the parties have agreed that all disputes arising under the Employment Agreements will be settled by binding arbitration.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2016) that could be payable to the Named Executive Officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those Named Executive Officers who are eligible to receive such benefits.

		Payment	Payment Under
		Under	Deferred
		Employment	Compensation
		Agreement	Plans
Name	Reason for Termination	($)	($)
Mr. Beatty	Death or disability	-	74,593
	Change in control	1,237,860	74,593
	Involuntary termination without cause	739,128	74,593
	Termination for any other reason before age 70	-	74,593
	Termination for any other reason after age 70	-	74,593

Accounting and Tax Considerations

To the extent required by law, the Compensation Committee has structured the compensation program to comply with Section 162(m) and Section 409A of the Code. Under Section 162(m), a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest, and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.

The Compensation Committee’s stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board ASC Topic 718 (“ASC 718”). Details related to the adoption of ASC 718 and the impact to the Company’s financial statements are discussed in the Notes to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Based Compensation”.

The Compensation Committee has structured the change in control provision of Mr. Beatty’s employment agreements to minimize income tax penalties that could be imposed on the Company and/or Mr. Beatty under Section 280G of the Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” ( i.e. , the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.